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                                                                      EXHIBIT 99

                               REOFFER PROSPECTUS

                                 450,655 SHARES
                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
                     COMMON STOCK, PAR VALUE $.01 PER SHARE


         This prospectus relates to up to 450,655 shares of common stock of Resource Bancshares Mortgage Group, Inc. ("we," or "us") that may be offered for resale by David W. Johnson, Jr. The shares have been or will be acquired by Mr. Johnson through the exercise of stock options granted to him under a stock option agreement.

         Mr. Johnson may sell his shares at prices prevailing on the NASDAQ
Stock Market on the date of sale or at negotiated prices. We will not receive any of the proceeds from the sale of the shares by Mr. Johnson. We will bear all expenses of registration incurred in connection herewith; however, Mr. Johnson will bear all selling commissions and other expenses incurred by him in connection with the sale of shares.

         Mr. Johnson and any broker or dealer participating in the sale of shares on his behalf may be deemed to be "underwriters" within the meaning of the Securities Act, in which case any profit on the sale of shares by them or commissions received by such broker or dealer may be deemed to be underwriting compensation under the Securities Act of 1933.

         Our common stock is listed on the NASDAQ Stock Market under the symbol
"RBMG." The last reported sale price of our common stock on the NASDAQ Stock
Market on February 5, 2001 was $7.75.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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                 The date of this prospectus is February 6, 2001


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                                TABLE OF CONTENTS

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                                                                   Page

Where You Can Find More Information...................................1

Incorporation of Certain Documents by Reference.......................2

The Company...........................................................2

Uses of Proceeds......................................................3

Selling Shareholder...................................................3

Plan of Distribution..................................................3

Experts...............................................................4

Legal Matters.........................................................4

Indemnification.......................................................4



YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. SHARES OF COMMON STOCK ARE BEING OFFERED AND SOLD ONLY IN STATES WHERE OFFERS AND SALES ARE PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS.


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                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public from the SEC's web site at http://www.sec.gov.

         This prospectus constitutes a part of a registration statement on Form S-8 filed by us with the SEC. As allowed by the rules and regulations of the SEC, this prospectus does not contain all the information you can find in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities described in this prospectus, you should refer to the registration statement, including its exhibits. Furthermore, the statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to a copy of the document filed as an exhibit to the registration statement.


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                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" into this prospectus the information that we file with it, which means that we can disclose important information to you by referring you to other information that we have filed with the SEC. The information incorporated by reference is considered to be a part of this prospectus (except for any information that is superseded by the information included directly in this prospectus), and any information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we file a post-effective amendment to the registration statement covering the securities offered hereby that indicates that all securities offered have been sold or that deregisters all shares then remaining unsold:

         -        our annual report on Form 10-K for the year ended December 31,
                  1999

         -        our current report on Form 8-K dated March 23, 2000

         - our quarterly reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2000

         - the description of our common stock, par value $.01 per share, set forth in our registration statement on Form 8-A dated May 18, 1993, including any amendment or report filed to update that description

         - the description of our preferred stock purchase rights set forth in our registration statement on Form 8-A filed as of February 9, 1998, including any amendment or report filed to update that description

         We will provide to you, without charge, a copy of any or all of these filings upon written or oral request. Written requests should be directed to Resource Bancshares Mortgage Group, Inc., 7909 Parklane Road, Columbia, South Carolina 29223, Attention: Investor Relations. Telephone requests may be directed to (803) 741-3000.


                                   THE COMPANY

         We are a financial services company primarily engaged in the business of mortgage banking. Through our wholly owned subsidiaries we work with correspondent lenders and brokers to purchase, sell, and service agency-eligible and subprime residential, single-family first-mortgage loans and to purchase and sell servicing rights associated with agency-eligible loans.

         As part of our primary business focus, residential mortgage banking, we purchase agency-eligible mortgage loans through our correspondents and fund loans through our wholesale division. We also purchase and originate residential mortgage loans through our subprime


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division. Substantially all of the residential mortgage loans purchased and originated by us are sold to institutional purchasers, including national and regional broker/dealers, as mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae or are securitized. Substantially all the agency-eligible mortgage loans are sold with the rights to service the loans being retained by us. We then either hold the retained servicing in our portfolio or sell it separately. We receive loan servicing fees and subservicing fees with respect to the agency-eligible loans we fund through our wholesale channel and purchase through our correspondent channel. We also receive loan servicing fees with respect to agency-eligible loans the mortgage servicing rights for which were acquired through bulk acquisitions of servicing rights related to agency-eligible loans originated by other lenders.


                                USES OF PROCEEDS

         Shares which may be sold pursuant to this prospectus will be sold by Mr. Johnson for his own account, and he will receive all proceeds from any such sale. We will not receive any of the proceeds from any sale of the shares, but we may receive funds upon the exercise of any of the stock options granted to Mr. Johnson. Any funds we receive on option exercises will be added to our general funds for working capital and general corporate purposes. See "Plan of Distribution."


                               SELLING SHAREHOLDER

         The shares offered under this prospectus are being registered for reoffers and resales by David W. Johnson, Jr., who is one of our directors and was our Vice Chairman from October 1992 to September 1999, our Managing Director from July 1993 to September 1999, our President from September 1999 to May 2000, our Chief Executive Officer from October 1999 to January 2000 and our Chief Operating Officer from May 2000 to November 2000. In addition to the shares offered under this prospectus, Mr. Johnson beneficially owns 359,263 shares of our common stock as of the date of this prospectus (including 3,000 shares owned by his sister, with whom he shares investment power over the shares). Assuming that Mr. Johnson does not dispose of the beneficial ownership of any such shares or acquire beneficial ownership of any additional shares of our common stock during this offering and that he sells all of the shares that may be offered hereby, he will own approximately [2.07%] of our outstanding common stock after this offering (based on the 16,895,926 shares of our common stock that are outstanding as of the date of this prospectus plus the 450,655 shares of our common stock that may be offered hereby).


                              PLAN OF DISTRIBUTION

         Mr. Johnson has not advised us of any specific plans for the sale of the shares offered under this prospectus but, if and when such shares are sold, we expect that the shares will be sold from time to time primarily in transactions on the NASDAQ Stock Market, although sales also may be made in negotiated transactions or otherwise. Sales prices may or may not be related to prevailing market prices on the NASDAQ Stock Market.


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Mr. Johnson may effect these transactions by selling shares to or through broker-dealers, and such broker-dealers may receive customary brokerage commissions and charges or compensation in the form of discounts, concessions or commissions from Mr. Johnson or the purchaser of the shares so sold for whom such broker-dealers may act or to whom they may sell as principal or both (which compensation, as to a particular broker-dealer, may be in excess of customary commissions). Shares covered by this prospectus also may be sold under Rule 144 or another exemption under the Securities Act rather than pursuant to this prospectus.

         In connection with the sale of shares, Mr. Johnson and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and any profits on the sale of shares or commissions they receive may be deemed to be underwriting discounts and commissions under the Securities Act.

         There is no assurance that Mr. Johnson will sell any or all of the shares offered by him hereby.


                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                  LEGAL MATTERS

         The validity of the shares being offered hereby will be passed upon for us by McNair Law Firm, P.A., Columbia, South Carolina. Certain members of that firm own shares of our common stock.


                                 INDEMNIFICATION

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to


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expenses (including attorneys' fees) actually and reasonably incurred in connection with defense or settlement of such action or suit, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

         Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions or
(4) for any transaction from which the director derived an improper personal benefit. Article SEVENTH of our Restated Certificate of Incorporation, as amended, provides for indemnification of our directors, officers, employees and other agents. Section 8 of Article V of our Amended and Restated Bylaws, as amended, contains provisions for indemnification of our officers and directors.

         Article SEVENTH of our Restated Certificate of Incorporation, as amended, also provides that a director will not be personally liable to us or our stockholders for monetary damages for beach of a fiduciary duty as a director except to the extent that such exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law.

         In addition, we have entered into indemnity agreements with our directors and certain other persons who are our officers, employees or agents or who are serving at our request as a director, officer, employee or agent of another entity. Generally, the agreements provide for indemnification of those persons against expenses (including attorneys' fees), losses, damages, liabilities, judgments, fines and amounts paid in settlement actually and reasonably incurred because of any claim or claims made against them by reason of the fact that they are or were serving in such capacities.

         We also provide liability insurance for our directors and officers which provides coverage against loss from claims made against them in their capacities as such including liabilities under the Securities Act of 1933, as amended.


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